EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of this 2 day of September 2025 (“Effective Date”), by and between VisionWave Holdings, Inc., 300 Delaware Ave., Suite 210#301, Wilmington, Delaware 19801 (the “Company”) and David Allon (“Executive”).

WHEREAS, the Company desires to employ the Executive following the Effective Date in the position of Chief Operating Officer and enter into this Agreement;

WHEREAS, Executive wishes to accept employment with the Company on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the respective covenants and commitments of the parties hereto as set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Position and Responsibilities.

1.1       Position. Company will employ Executive as Chief Operating Officer - (“COO”) as of the Effective Date. The Executive will report to the CEO.

1.2       Location. Executive will perform his duties remotely. Executive will be expected to travel as necessary to perform his duties and responsibilities and as reasonably requested by the Company.

1.3       Duties. The Executive shall have such powers, duties, authorities and responsibilities as are consistent with such position and as the Company may designate from time to time which will include, but not be limited to, managing scale, operations, revenue processes, cross-functional execution and support of international business development.

1.4       Exclusive Employment. Executive will devote Executive’s full working time and attention and Executive’s best efforts to the performance of Executive’s duties hereunder and the business and affairs of the Company. Executive shall not accept other employment as an employee or independent contractor at any time during this Agreement or Executive’s employment with the Company without first obtaining written approval from the Company, which may be withheld in the Company’s sole and absolute discretion.

1.5       Observance of Rules. Executive will duly, punctually and faithfully perform and observe any and all rules and regulations that the Company hereafter establishes governing the conduct of its business and personnel.

2.            Term of Employment. Executive shall be employed by the Company for an initial term of three (3) years commencing on the Effective Date (the “Term”). The Term shall be extended for successive one (1) year period unless, not fewer than thirty (30) days prior to the commencement of the renewal date, either party shall have given written notice to the other that it does not wish to extend the Term, in which case, upon expiration of the initial Term or any extended Term, this Agreement (except as to provisions designed to survive termination) and Employee’s employment shall terminate or convert to an “at-will” employment relationship. The Term of this Agreement, and Executive’s employment, shall be subject to earlier termination as follows:

(a)            Death. Upon the death of Executive, the employment of Executive pursuant to this Agreement shall immediately terminate;

(b)           Disability. If Executive becomes unable to perform the duties specified hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury, or any other medical cause, for a period of three consecutive full calendar months, or for a cumulative period of 90 business days within any one-year, then, the Company shall have the right to terminate Executive’s employment pursuant to this Agreement by written notice to Employment;

(c)           For Cause. At the option of the Company, for Cause, by delivering written notice to Executive of the Company’s determination to terminate. “Cause” shall mean (A) Executive’s fraud, dishonesty, theft or other deliberate injury to the Company or any of its affiliates in the performance of Executive’s duties under the terms of Executive’s employment and service as a director and/or officer (as applicable) of the Company and its affiliates; (B) any event that constitutes any material breach by Executive of fiduciary obligations of Executive to the Company or any affiliate of the Company; (C) Executive’s material failure, in the reasonable discretion of the Company, to follow the reasonable directives from Executive’s superiors, which failure is not cured within fifteen days after Executive receives notice thereof from the Company; (D) Executive’s conviction of or entering a plea of guilty or nolo contendere to a felony involving dishonesty or moral turpitude that could harm the Company’s business or reputation, regardless of whether such crime involves the Company or any affiliate of the Company; (E) Executive’s breach of any of the covenants set forth in this Agreement (or any similar covenants to which the Executive may be subject from time to time in connection with the Executive’s employment with the Company), which breach, if curable, is not cured within 30 days after Executive receives notice thereof from the Company; (F) Executive’s material violation of any written policies of the Company, which, is not cured within 30 days after Executive receives notice thereof from the Company, or the failure of the Executive to meet his annual goals or objectives as set out by the Board of Directors on an annual basis; (G) Executive’s violation of any law or regulation applicable to the Company or any of its subsidiaries or affiliates, or breach of any of Executive’s duties to the Company that, in each case, materially and adversely affects (economically, reputationally or otherwise), or would reasonably be expected to materially and adversely affect (economically, reputationally or otherwise), the Company and, if capable of being cured (as determined by the Company in its reasonable discretion), the continuance of such violation or breach for more than thirty (30) days after the Company, as the case may be, notifies Executive in writing of such violation or breach; or (H) Executive’s habitual abuse of drugs or alcohol, where such abuse adversely affects the performance of Executive’s duties to the Company.

(d)            Without Cause. At the option of the Company, without Cause, by delivering written notice to Executive of the Company’s determination to terminate.

(e)             Resignation for Good Reason. At the option of the Executive, for Good Reason, by delivering written notice to the Company describing in reasonable detail the occurrence of the event or circumstances for which Executive believes Executive may resign for Good Reason within thirty (30) days of the date Executive first becomes aware thereof and the Company shall not have cured such event or circumstance within thirty (30) days after the Company’s receipt of such notice. “Good Reason” shall mean, without Executive’s written consent: (A) the Company’s material breach of any provision of this Agreement; or (B) a material diminution Base Salary.

(f)             Resignation Without Good Reason. At the option of Executive, without Good Reason, upon Executive’s provision of six (6) months prior written notice to the Company. The Company may, in its sole discretion, make the resignation effective earlier without converting it to a termination without Cause.

(g)            Expiration of the Term. Upon expiration of the Term as a result of a non-renewal of this Agreement or the Term.

3.             Compensation & Related Matters.

3.1       Base Salary. The Company shall pay to the Executive a base salary at an annual rate of $120,000, subject to applicable withholdings and deductions (the “Base Salary”). Base Salary shall be paid in accordance with the Company’s payroll practices in effect from time to time. The Base Salary shall be increased to an annual rate of $240,000 upon the Company achieving $10,000,000 in revenue during any ninety (90) day period, which will again be adjusted to $360,000 once the Company has achieved $60,000,000 in revenue during any ninety (90) day period and then after adjusted to a fair market rate.

3.2       Performance Bonus. Executive shall be eligible for an annually performance bonus targeted to be equal to 0.5% of the Company’s net income as reflected in the Company’s financial statements (the “Performance Bonus”) as filed with the Securities and Exchange Commission (the “SEC”), subject to applicable withholdings and taxes, payable within thirty (30) days of the filing of such report with the SEC. Executive must be employed on the date the Performance Bonus is paid. Nothing in this Section 3.2. shall create an entitlement or expectation by the Executive of the payment of a bonus in any amount for any year.

3.3       Option Grant. On the Effective Date, subject to applicable withholdings and taxes, the Company will grant Executive a stock option to acquire 500,000 shares of common at an exercise price of $9.09 per share (the “Grant”), with the intention to effect cashless exercise, that will be vest over four (4) years on a quarterly basis in twelve (12) equal installments commencing on the Grant Date (as defined below) and continuing thereafter at the end of each quarter. The Grant shall be granted under and subject to the terms of the Company’s proposed 2025 Omnibus Equity Incentive Plan (the “Plan”), which the Company intends to submit for board and shareholder approval at a future meeting. Notwithstanding any other provision in this Agreement, the Grant is expressly contingent upon, and shall not be effective until, the Company obtains the requisite approval of its shareholders for the Plan. If the shareholders of the Company approve the Plan, the Grant shall be deemed validly granted as of the date of such shareholder approval (the “Grant Date”). In no event shall any portion of the Grant become exercisable prior to the Grant Date. The Company and Executive shall promptly execute the Option Agreement consistent with the terms hereof. In the event that the Company’s shareholders do not approve the Plan, the Grant shall be null and void, and all outstanding options granted under this Agreement shall be automatically cancelled and forfeited, without any further action by the Company or Executive. In such a circumstance, the Company shall have no further obligation to provide the Grant to Executive, and Executive shall have no right to any compensation, damages, or other remedy related to the cancellation of the Grant.

3.4       Benefits. Executive shall be eligible during his employment to participate in any employee benefit plans or arrangements which may from time to time be made available by the Company to similarly situated Executives (collectively, “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. Executive understands and acknowledges that any Benefit Plans may be amended from time to time by the Company in its sole discretion so long as the quality of benefits remain similar in nature. These Benefits Plans include: (i) participation in the Company’s medical, dental and vision insurance programs for Executive and Executive’s dependents; (ii) participation such other and further benefit plans that may be made available by the Company to similarly situated employees, on the same terms and conditions, including short and long-term disability benefits, life insurance, and 401-k or other retirement plan participation.

3.5       Vacation. Executive shall be eligible for four (4) weeks of paid vacation time in each calendar year of Executive’s employment (with Executive’s vacation entitlement pro-rated in the first year of Executive’s employment based on the Effective Date). During the initial year after the Effective Date, vacation time may not be taken before Executive completes three (3) months of continuous service. Executive shall also be eligible for all paid holidays recognized by the Company in any year. Executive will be entitled to carry over up to one week of accrued but unused vacation from one year to the next. Any remaining accrued but unused vacation will be forfeited to the extent permitted under applicable law.

3.6       Expenses. Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive (in accordance with the policies and procedures then in effect and established by the Company) in the performance of Executive’s duties under this Agreement; provided that Executive properly accounts therefor and obtains any applicable prior written approval in accordance with Company policy.

4.            Effect of Termination of Agreement or Executive’s Employment.

4.1       Payments Upon Termination Under Paragraphs 2(a)-(c), (f), (g). On termination of this Agreement or Executive’s employment with the Company for any of the reasons set forth in Paragraphs 2(a)-(c), (f) or (g), Executive shall be entitled to any unpaid Base Salary earned by Executive and, solely to the extent required by applicable law, any accrued but unused paid time off, in each case, up to the date of termination (“Accrued Benefits”), payable within 30 days following the Termination Date or in accordance with applicable state law. Executive expressly acknowledges that Executive will not be entitled to any further payments under this Agreement or otherwise.

4.2       Payments Upon Termination Under Paragraphs 2(d)-(e). On termination of this Agreement or Executive’s employment with the Company for any of the reasons set forth in Paragraphs 2(d)-(e), Executive shall receive, in addition to the Accrued Benefits a one time payment from the Company equal to the greater of $600,000 or the then current Base Salary multiplied by two (2) to be paid within six (6) months of termination (the “Severance”). As a condition of receipt of Severance (other than the Accrued Benefits), Executive must execute a general release of claims in a form provided by the Company and comply with any of Executive’s obligations under this Agreement designed to survive termination of this Agreement. Executive expressly acknowledges that Executive will not be entitled to any further payments under this Agreement or otherwise.

4.3       Return of Company Property. Within ten days following the Termination Date, Executive or Executive’s personal representative shall return all property of the Company in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its affiliates, the Company’s customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain and continue to use (i) personal papers and other materials of a personal nature; provided, that such papers or materials do not include Confidential Information (as defined in the Confidentiality and Restrictive Covenant Agreement), (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which Executive received in Executive’s capacity as a participant.

4.4       Resignation as Officer or Board Member. Upon termination of this Agreement, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company or any of its affiliates, as a member of each board of similar governing body of the Company or any of its affiliates, if applicable, and as a fiduciary of any employee benefit plan of the Company or any of its affiliates, if applicable. On or immediately following the termination date, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

4.5       Change in Control. Notwithstanding any provision in this Agreement or any equity award agreement to the contrary, in the event that the Executive’s employment is terminated by the Executive during the period commencing three (3) months following a Change in Control (the “Change in Control Period”), then effective as of the date of such termination one hundred percent (100%) of the Executive’s then-outstanding equity awards shall immediately accelerate and become fully vested and exercisable and the payments under Section 4.2 shall become immediately payable. For purposes of this Agreement, a “Change in Control” shall mean the consummation of any of the following events: (i) a merger, consolidation, or similar transaction in which the Company is not the surviving entity, except for a transaction in which the holders of the Company’s outstanding voting power immediately prior to such transaction continue to hold at least fifty percent (50%) of the outstanding voting power of the surviving entity or its parent immediately after such transaction; (ii) the sale, lease, or other disposition of all or substantially all of the assets of the Company to any person or entity other than a wholly-owned subsidiary of the Company; or (iii) an acquisition by any person, entity, or affiliated group of the beneficial ownership of more than fifty percent (50%) of the outstanding voting power of the Company; provided, however, that a Change in Control shall not be deemed to have occurred by virtue of a sale of securities by the Company in a financing transaction.

5.             Confidentiality and Restrictive Covenant Agreement. It is a material condition of the Company’s willingness to employ Executive that Executive executes and complies with the Proprietary and Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement attached hereto as Exhibit A (collectively, the “Restrictive Covenant Agreements”). The Restrictive Covenant Agreements are incorporated by reference into this Agreement in its entirety as if set forth in full herein. Executive agrees and acknowledges that the Restrictive Covenant Agreements survive the termination of this Agreement or of Executive’s employment with the Company in all circumstances.

6.             Mutual Agreement to Arbitrate. Executive and the Company agree that any and all disputes, claims or controversies arising under this Agreement or out of the Executive’s employment with the company shall be resolved by final and binding arbitration pursuant to the terms and conditions of the Mutual Agreement to Arbitrate. A copy of the Mutual Agreement to Arbitrate is attached hereto as Exhibit B. The Mutual Agreement to Arbitrate is incorporated by reference into this Agreement in its entirety as if set forth in full herein. Executive agrees and acknowledges that the Mutual Agreement to Arbitrate survives the termination of this Agreement or of Executive’s employment with the Company in all circumstances.

7.             Miscellaneous.

7.1       No Conflict or Legal Restriction on Employment. Executive acknowledges and represents that Executive is not party to any agreement or understanding that restricts or interferes with Executive’s employment with the Company and that, should this representation be untrue or incorrect, Executive shall be responsible for indemnifying the Company for all damages and attorneys’ fees incurred by the Company as a result.

7.2       No Waiver. No failure by Company to exercise any right, power, or privilege that it may have under either this Agreement, the Restrictive Covenant Agreements, the Mutual Agreement to Arbitrate, or any other agreement to which the Company may be a party, shall operate as a waiver thereof. Further, no waiver by Company or any deviation from, or breach of either this Agreement, the Restrictive Covenant Agreements or the Mutual Agreement to Arbitrate by Executive shall be deemed to be a waiver of any subsequent deviation or breach.

7.3       Assignment. Executive may not assign this Agreement or any of Executive’s rights and duties hereunder. The Company may assign this Agreement to an entity controlling, controlled by, or under common control with the Company or to an entity that acquires all or substantially all of the equity or assets of the Company. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and its successors and assigns, including, without limitation, any successor in interest to the Company who acquires (directly or indirectly) all or substantially all of the Company’s equity or assets.

7.4       Severability. If any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect by a final judicial determination made by a court of competent jurisdiction or in arbitration, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.5       Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal laws of the State of California applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles that would result in the application of the laws of any other jurisdiction.

7.6       Entire Agreement. This Agreement, together with the Restrictive Covenant Agreements and the Mutual Agreement to Arbitrate, replace and supersede in their entirety, all previous agreements between Executive and the Company, and any representations made to the Executive by any person associated with the Company, whether orally or in writing, concerning the subject matter hereof. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

7.7       Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.8       Acknowledgment. Executive represents and warrants that: (a) Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement or has voluntarily chosen not to do so, and that Executive fully understands the terms and conditions contained herein; (b) Executive’s execution, delivery and performance of this Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (c) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would be in direct conflict to this Agreement, and Executive is not subject to any other agreement that, in each case, would prevent Executive from performing Executive’s duties for the Company or otherwise complying with this Agreement; (d) Executive represents that this contract will not breach any existing nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party; and (e) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

David Allon, Executive

/s/ David Allon

VISIONWAVE HOLDINGS, INC.

By:/s/ Noam Kenig
Name: Noam Kenig
Title: CEO